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                                  EXHIBIT 11.1

                         HALLMARK HEALTHCARE CORPORATION


           CALCULATION OF AVERAGE NUMBER OF PRIMARY AND FULLY DILUTED
                       COMMON AND COMMON EQUIVALENT SHARES


                                 (in thousands)


                                                        Year Ended June 30
                                                   -----------------------------
                                                   1994        1993        1992
                                                   ----        ----        ----
Weighted average Class A common stock              2,964       2,568       2,507

Class B common stock (convertible to
  Class A common stock)                               64         390         390

Common stock equivalents:

Effect of the conversion of preferred stock
  (5 shares of common for 1 share of preferred)      164         198         210

Options and other                                    489         294         251
                                                   -----       -----       -----
Average number of common and common
  equivalent shares on a primary and
  fully diluted basis                              3,681       3,450       3,358
                                                   -----       -----       -----
                                                   -----       -----       -----
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